Exhibit 23.2


                    CONSENT OF INDEPENDENT ACCOUNTANTS


           We consent to the incorporation by reference in this Registration Statement of Unitrode Corporation on Form S-8 of our report dated March 2, 1998, except for Note P, as to which the date is April 7, 1998, on our audits of the consolidated financial statements and financial statement schedule of Unitrode Corporation and Consolidated Subsidiaries as of January 31, 1998 and 1997, and for each of the three years in the period ended January 31, 1998, which report is included in the Annual Report on Form 10-K of Unitrode Corporation for the year ended January 31, 1998.


                               /s/ PricewaterhouseCoopers LLP
                                   PricewaterhouseCoopers LLP

 Boston, Massachusetts
 August 5, 1998